Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:	Carla Burigatto (Media)
(856) 342-3737
carla_burigatto@campbellsoup.com
Jennifer Driscoll (Analysts/Investors)
(856) 342-6081
jennifer_driscoll@campbellsoup.com

CAMPBELL REPORTS FOURTH-QUARTER AND FULL-YEAR RESULTS
Fourth-Quarter Sales Increased 13 Percent
Fourth-Quarter U.S. Simple Meals Organic Sales Rose 4 Percent, Fueled by U.S. Soup
Fourth-Quarter Global Baking and Snacking Organic Sales Gained 5 Percent
Fourth-Quarter Adjusted Net Earnings per Share Increased 10 Percent to $0.45
Full-Year Adjusted Net Earnings per Share Increased 8 Percent to $2.64
European Simple Meals Business Reported as a Discontinued Operation
Campbell Provides Fiscal 2014 Guidance for Continuing Operations Growth of 5 to 6
Percent in Sales, 5 to 7 Percent in Adjusted EBIT and 3 to 5 Percent in Adjusted EPS

CAMDEN, N.J., Aug. 29, 2013-Campbell Soup Company (NYSE:CPB) today reported its results for the fourth-quarter and full-year of fiscal 2013.
Denise Morrison, Campbell's President and Chief Executive Officer, said, “Campbell made solid progress in fiscal 2013 as we executed our dual mandate to strengthen our core business and expand into higher-growth spaces. Our full-year sales and adjusted EBIT growth were consistent with our most recent fiscal 2013 guidance, and our EPS growth exceeded that guidance.
“The centerpiece of our progress in strengthening our core business was the performance of U.S. Soup, which delivered 5 percent sales growth for the year by optimizing all the drivers of demand and accelerating consumer-focused innovation. In our Pepperidge Farm business, we delivered continued growth in Goldfish crackers, revitalized the cookies business and expanded our share in fresh bakery.

We also faced some challenges this year and are taking actions to fix our underperforming U.S. Beverages and North America Foodservice businesses.”
Morrison continued, “We made tangible progress on the second part of our dual mandate to expand into higher-growth spaces by driving breakthrough innovation and accelerating external development. In fiscal 2013, we launched many new products, including Campbell's Skillet Sauces and Campbell's Go Soups to reach new consumers, such as Millennials.
“We also added a trio of growth engines through our acquisitions of Bolthouse Farms, Plum Organics and the Kelsen Group. These acquisitions have combined annualized sales of approximately $1 billion and give us exciting new brand platforms to create value and attract new consumers. Bolthouse Farms, which delivered strong results in fiscal 2013, is a leader in the fast-growing packaged fresh foods category. Plum Organics is the number-two brand in the fast-growing premium organic baby food segment. The addition of Kelsen, a leading producer of premium butter cookies, gives us a position in baked snacks in China and Hong Kong. We also entered strategic alliances in Mexico to expand our access to manufacturing and distribution capabilities in this important market.
“As previously announced, we are in final and exclusive negotiations for the potential sale of our simple meals business in Europe, which includes brands such as Liebig in France, Erasco in Germany, Blå Band in Sweden and Devos Lemmons and Royco in Belgium. This potential transaction reflects a strategic choice. Across our company, we are focusing our investments, resources and talent on iconic brands that we believe we can grow around the world.
“Together, the actions under our dual mandate are reshaping our brand portfolio and shifting our center of gravity for a greater growth trajectory in the long term.”
Morrison concluded, “Looking ahead, we expect continued growth in our U.S. Soup and Pepperidge Farms businesses. We remain focused on increasing sales from faster-growing segments in North America; driving innovation with the launch of more than 200 new products; expanding availability in multiple channels; expanding our packaged fresh offerings; and accelerating growth in markets like China, Indonesia, Malaysia and Mexico. I'm excited about our direction and our progress. We have more work to do, but it's undeniable that Campbell has come far in the last two years.”
Background on the Presentation of Results
On Aug. 12, 2013, the company announced the potential sale of its European simple meals business. This business, which was previously included in the International Simple Meals and Beverages segment, is now reported as a discontinued operation. Fourth-quarter results from discontinued operations reflect a non-cash impairment to reduce the carrying value of intangible assets, as well as a tax charge that is related to the potential sale.

Following a summary of total company net earnings and net earnings per share results, this news release separately presents the results of continuing operations and discontinued operations. We also present combined sales and adjusted EBIT of continuing operations and discontinued operations for ease of comparison to the company's most recent fiscal 2013 sales and earnings guidance. A review of segment results from continuing operations for the fourth quarter and fiscal year is also provided.
Summary of Total Company Net Earnings and Net Earnings per Share
In aggregate, the company reported a net loss for the quarter ended July 28, 2013, of $158 million, or $0.50 per share, compared with net earnings of $127 million, or $0.40 per share, in the prior year. Excluding items impacting comparability in both periods, adjusted net earnings increased 9 percent to $142 million compared with $130 million in the prior year's quarter, and adjusted net earnings per share increased 10 percent to $0.45 compared with $0.41 in the year-ago quarter. A detailed reconciliation of the reported financial information to the adjusted information is included at the end of this news release.
Net earnings for the fiscal year were $458 million, or $1.44 per share, compared with $774 million, or $2.41 per share, in the year-ago period. Excluding items impacting comparability, adjusted net earnings increased 7 percent to $836 million, and adjusted net earnings per share increased 8 percent to $2.64 compared with $2.44 in the prior year.
FOURTH-QUARTER RESULTS
Fourth-Quarter Total Company Summary of Results
(millions, except per share amounts)

	Continuing		Discontinued
	Operations		Operations		Total
	2013	2012	2013	2012	2013	2012
As Reported:
Net Earnings (Loss)	$117	$126	$(275)	$1	$(158)	$127
EPS	$0.37	$0.39	$(0.87)	$—	$(0.50)	$0.40

Adjusted:
Net Earnings (Loss)	$136	$129	$6	$1	$142	$130
EPS	$0.43	$0.40	$0.02	$—	$0.45	$0.41
Fourth-Quarter Results - Continuing Operations
For the fourth quarter, sales from continuing operations increased 13 percent to $1.723 billion. Organic sales increased by 1 percent. The increase in sales for the quarter reflected the following factors:
▪Acquisitions added 13 percent
▪Volume and mix added 1 percent
▪Price and sales allowances added 1 percent
▪Increased promotional spending subtracted 1 percent
▪Currency subtracted 1 percent

Net earnings from continuing operations for the quarter were $117 million, or $0.37 per share, compared with earnings of $126 million, or $0.39 per share, in the prior year. In the fourth quarter of fiscal 2013, the company recorded restructuring charges and restructuring-related costs in cost of products sold associated with initiatives to improve its U.S. supply chain cost structure and to increase asset utilization across its U.S. thermal plant network; to expand access to manufacturing and distribution capabilities in Mexico; to improve its Pepperidge Farm bakery supply chain cost structure; and to reduce overhead costs in North America. The aggregate impact of the restructuring initiatives was $19 million after tax, or $0.06 per share, on earnings from continuing operations. In the fourth quarter of fiscal 2012, the company recorded transaction costs associated with the acquisition of Bolthouse Farms. The impact in the year-ago quarter from the acquisition transaction costs was $3 million after tax or $0.01 per share. Excluding items impacting comparability in both periods, adjusted net earnings from continuing operations increased 5 percent to $136 million compared with $129 million in the prior year's quarter, and adjusted net earnings per share from continuing operations increased 8 percent to $0.43 compared with $0.40 in the year-ago quarter.
Fourth-Quarter Financial Details - Continuing Operations

▪
Gross margin was 36.2 percent compared with 39.0 percent a year ago. Excluding restructuring-related charges, adjusted gross margin in the current quarter was 36.7 percent. The decline in gross margin was primarily attributable to the acquisition of Bolthouse Farms, which operates with a lower gross margin structure. Excluding the acquisition, the impact of cost inflation was mostly offset by productivity improvements.

▪
Marketing and selling expenses of $191 million were comparable to the prior year. In the current quarter, lower advertising and consumer promotion expense was offset by the addition of Bolthouse Farms expenses.

▪
Administrative expenses increased $32 million to $195 million, primarily due to higher incentive compensation costs compared to below-targeted levels in the year-ago quarter and to the addition of Bolthouse Farms.

▪
EBIT was $178 million compared with $203 million in the prior-year quarter. Excluding restructuring and restructuring-related charges, as well as acquisition transaction costs, adjusted EBIT of $208 million was comparable to the year-ago quarter. The acquisition of Bolthouse Farms contributed $17 million of EBIT in the current quarter. Excluding the impact of acquisitions, adjusted EBIT declined primarily due to higher administrative expenses.

▪	Net interest expense increased $5 million to $30 million, reflecting a higher debt level due to the acquisition of Bolthouse Farms, partially offset by lower interest rates.

▪
The tax rate in the quarter was 22.3 percent compared with 30.3 percent in the prior year. Excluding items impacting comparability in both periods, the current quarter's adjusted tax rate was 24.7 percent compared to 30.6 percent in the prior year. The decline in the effective tax rate was primarily due to lower state taxes and an increase in the U.S. manufacturing deduction.

Fourth-Quarter Results - Discontinued Operations
Sales from discontinued operations were $98 million compared to $94 million in the year-ago quarter. Adjusted EBIT for the quarter from discontinued operations was $9 million compared to no EBIT in the prior-year quarter.
Net loss from discontinued operations for the quarter was $275 million, or $0.87 per share, compared with net earnings from discontinued operations of $1 million in the prior year. Fourth-quarter results from discontinued operations reflect a non-cash impairment charge of $396 million ($263 million after tax or $0.83 per share) to reduce the carrying value of the intangible assets of the European simple meals business, as well as an $18-million tax charge ($0.06 per share) that is related to the potential sale. Excluding items impacting comparability in the current period, adjusted net earnings from discontinued operations were $6 million, and adjusted net earnings per share from discontinued operations were $0.02, compared with net earnings from discontinued operations of $1 million in the year-ago quarter.
Fourth-Quarter Results - Combined Continuing and Discontinued Operations
Combining continuing and discontinued operations, adjusted sales increased 13 percent to $1.821 billion from $1.613 billion. Combined adjusted EBIT from continuing and discontinued operations increased 4 percent to $217 million. Adjusted net earnings per share increased 10 percent to $0.45 compared with $0.41 in the year-ago quarter.
FULL-YEAR FISCAL 2013 RESULTS
Fiscal Year Total Company Summary of Results
(millions, except per share amounts)

	Continuing		Discontinued
	Operations		Operations		Total
	2013	2012	2013	2012	2013	2012
As Reported:
Net Earnings (Loss)	$689	$734	$(231)	$40	$458	$774
EPS	$2.17	$2.29	$(0.73)	$0.12	$1.44	$2.41

Adjusted:
Net Earnings (Loss)	$786	$741	$50	$42	$836	$783
EPS	$2.48	$2.31	$0.16	$0.13	$2.64	$2.44

Full-Year Results - Continuing Operations
Sales from continuing operations for the fiscal year were $8.052 billion, an increase of 12 percent from the year-ago period with organic sales up 2 percent. The increase in sales for the period reflected the following factors:
▪Acquisitions added 11 percent
▪Volume and mix added 1 percent
▪Price and sales allowances added 2 percent
▪Increased promotional spending subtracted 1 percent
*Numbers do not add due to rounding
Net earnings from continuing operations for the fiscal year were $689 million, or $2.17 per share, compared with $734 million, or $2.29 per share, in the year-ago period. Results from continuing operations were impacted by restructuring and restructuring-related costs and acquisition transaction costs. Excluding items impacting comparability in both years, adjusted net earnings from continuing operations increased 6 percent to $786 million from $741 million in the prior year. Adjusted net earnings per share from continuing operations increased 7 percent to $2.48 from $2.31 in the year-ago period.
Full-Year Financial Details - Continuing Operations

▪
Gross margin was 36.2 percent compared with 39.2 percent a year ago. Excluding restructuring-related charges, adjusted gross margin for the fiscal year was 37.3 percent. The decline in gross margin was mostly attributable to the acquisition of Bolthouse Farms.

▪
Marketing and selling expenses increased $6 million to $947 million. The increase was driven by the addition of Bolthouse Farms expenses and higher selling expenses, mostly offset by lower advertising and consumer promotion expenses.

▪	Administrative expenses increased $97 million to $677 million, primarily due to the acquisition of Bolthouse Farms and higher incentive compensation costs.

▪
EBIT was $1.080 billion compared with $1.155 billion in the prior year. Excluding restructuring, restructuring-related charges and acquisition transaction costs, adjusted EBIT rose 6 percent to $1.232 billion primarily due to the acquisition of Bolthouse Farms, which contributed $63 million of EBIT in the year. Excluding acquisitions, adjusted EBIT was comparable to the prior year reflecting sales growth and lower marketing expenses, offset by higher administrative expenses, higher selling expenses, a lower gross margin percentage and higher research and development expenses.

▪
The tax rate for the year was 28.8 percent compared with 31.0 percent in the prior year. Excluding items impacting comparability in both periods, the current year's adjusted tax rate was 29.8 percent compared to 31.1 percent in the prior year. The decline in the effective tax rate was primarily due to lower state taxes, including the favorable resolution of certain matters, and an increase in the U.S. manufacturing deduction.

▪	Cash flow from operations was $1.019 billion compared with $1.120 billion in the prior year. The decline is primarily due to higher working capital requirements, partly offset by higher cash earnings.

▪	Net debt rose to $4.1 billion, an increase of $1.665 billion, primarily due to funding the purchase of Bolthouse Farms and Plum Organics, partly offset by operating cash flow.
Full-Year Results - Discontinued Operations
Sales from discontinued operations were $532 million in both years. Adjusted EBIT from discontinued operations was $65 million compared to $60 million in the prior year.
Net loss from discontinued operations for the fiscal year was $231 million, or $0.73 per share, compared with net earnings from discontinued operations of $40 million, or $0.12 per share, in the year-ago period. Fourth-quarter results from discontinued operations reflect a non-cash impairment to reduce the carrying value of intangible assets, as well as a tax charge that is related to the potential sale. Excluding items impacting comparability in both periods, adjusted net earnings from discontinued operations increased 19 percent to $50 million from $42 million in the prior year while adjusted net earnings per share from discontinued operations increased to $0.16 from $0.13 in the year-ago period.
Full-Year Results - Combined Continuing and Discontinued Operations
Combining continuing and discontinued operations, adjusted sales increased 11 percent to $8.584 billion from $7.707 billion. Combined adjusted EBIT from continuing and discontinued operations increased 6 percent to $1.297 billion from $1.227 billion in the prior year.
Net earnings were $458 million, or $1.44 per share, compared with $774 million, or $2.41 per share, in the year-ago period. Excluding items impacting comparability, adjusted net earnings increased to $836 million, and adjusted net earnings per share increased 8 percent to $2.64 compared with $2.44 in the prior year.
Summary of Fiscal 2013 Fourth-Quarter and Full-Year Results by Segment
U.S. Simple Meals
Sales for U.S. Simple Meals were $493 million for the fourth quarter, an increase of 7 percent compared with the year-ago period. A breakdown of the change in sales follows:

▪	Volume and mix added 5 percent

▪	Price and sales allowances added 2 percent

▪	Promotional spending subtracted 3 percent

▪	The acquisition of Plum Organics added 3 percent
U.S. Soup sales increased 4 percent compared to the year-ago quarter.

▪	Sales of “Campbell's” condensed soups were comparable to the prior year, with increases in cooking varieties offset by decreases in eating varieties.

▪
Sales of ready-to-serve soups increased 9 percent, primarily driven by volume gains in “100 % Natural” canned soups as a result of increased promotional activity in connection with the transition to “Campbell's Homestyle” soups. Sales also benefitted from other new items, including “Campbell's Go” soups.

▪	Broth sales increased 13 percent, primarily driven by double-digit volume gains in aseptic broth.
Sales of U.S. Sauces increased 12 percent versus the prior-year quarter driven by the acquisition of Plum Organics, gains in “Prego” pasta sauce and new items, including “Campbell's” Skillet Sauces. “Prego” sales also benefitted from new items, including white sauces and red distinctive sauces.
U.S. Simple Meals operating earnings increased 6 percent to $110 million, compared with $104 million in the prior-year period. Operating earnings increased primarily driven by productivity improvements and higher volumes, partly offset by increased promotional spending and higher administrative expenses. The increase in operating earnings reflected strong earnings gains in U.S. Soup, partly offset by a decline in U.S. Sauces.
For the fiscal year, sales for U.S. Simple Meals grew 5 percent to $2.849 billion. A breakdown of the change in sales follows:

▪	Volume and mix added 3 percent

▪	Price and sales allowances added 2 percent

▪	Promotional spending subtracted 1 percent

▪	The acquisition of Plum Organics added 1 percent
U.S. Soup sales rose 5 percent with gains across all product segments. Sales of ready-to-serve soups increased 9 percent, sales of condensed soups increased 2 percent and sales of broth increased 4 percent.
Sales of U.S. Sauces increased 5 percent versus the prior year primarily driven by the acquisition of Plum Organics, gains in “Prego” pasta sauce and the introduction of “Campbell's” Skillet Sauces.
U.S. Simple Meals operating earnings were $731 million in the fiscal year compared with $658 million in the year-ago period, an increase of 11 percent. Higher selling prices and productivity savings were partly offset by cost inflation. The improvement in operating earnings was driven by strong gains in U.S. Soup, partly offset by a decline in U.S. Sauces mostly due to higher marketing spending in support of new items.
Global Baking and Snacking
Sales for Global Baking and Snacking were $570 million for the fourth quarter, an increase of 3 percent from a year ago. The rise in sales reflected the following factors:

▪	Volume and mix added 4 percent

▪	Price and sales allowances added 3 percent

▪	Promotional spending subtracted 2 percent

▪	Currency subtracted 2 percent
Further details of sales results included the following:

▪	“Pepperidge Farm” products posted strong sales growth, primarily driven by volume gains.

◦	In cookies and crackers, sales increases were driven by strong gains in both “Goldfish” snack crackers and “Pepperidge Farm” cookies.

◦	Sales of fresh bakery products increased double-digits versus the prior year, with volume gains across sandwich breads and rolls.

▪	Sales at Arnott's decreased primarily due to the negative impact of currency and sales declines in Australia, partially offset by gains in Indonesia.
Operating earnings for the quarter were $84 million, an increase of 1 percent over the prior year. Operating earnings reflected the benefit of higher sales mostly offset by a lower gross margin percentage and increased administrative costs. The increase in operating earnings was driven by strong earnings gains in Pepperidge Farm, partially offset by a decline in Arnott's and the unfavorable impact of currency.
For the fiscal year, sales increased 4 percent to $2.273 billion. A breakdown of the change in sales follows:

▪	Volume and mix added 4 percent

▪	Price and sales allowances added 2 percent

▪	Increased promotional spending subtracted 2 percent
Operating earnings in the fiscal year increased $1 million to $316 million, reflecting growth in Pepperidge Farm mostly offset by lower earnings in Arnott's.
International Simple Meals and Beverages
Sales for International Simple Meals and Beverages were $187 million for the fourth quarter, a decrease of 7 percent from a year ago. The sales decrease reflected the following factors:
▪Volume and mix subtracted 4 percent
▪Price and sales allowances subtracted 1 percent
▪Currency subtracted 2 percent
Excluding the impact of currency, sales declines in Latin America and the Asia Pacific region were partially offset by higher sales in Canada.

▪	In the Asia Pacific region, sales decreased primarily due to declines in Australia and the negative impact of currency, partially offset by sales growth in Malaysia.

▪	In Canada, sales were comparable to the prior-year quarter, with gains in “Pepperidge Farm” crackers offset by declines in soup and beverages and the negative impact of currency.
Operating earnings were $14 million compared with $18 million in the year-ago period, a decrease of 22 percent. The decrease in operating earnings was primarily due to lower earnings in the Asia Pacific region and lower earnings in Mexico related to the implementation of new distribution arrangements.
For the fiscal year, sales were $869 million, comparable to the prior year. A breakdown of the change in sales follows:
▪Price and sales allowances added 2 percent
▪Increased promotional spending subtracted 2 percent
Sales growth in China, Canada and Latin America was offset by declines in the Asia Pacific region and in export sales.
Operating earnings were $108 million, rising 2 percent from $106 million in the prior year, primarily due to China, reflecting lower marketing expenses, partly offset by a lower gross margin percentage.
U.S. Beverages
Sales for U.S. Beverages were $173 million for the fourth quarter, a decrease of 4 percent compared to the year-ago period. A breakdown of the change in sales follows:
▪Volume and mix subtracted 4 percent
▪Price and sales allowances subtracted 1 percent
▪Decreased promotional spending added 1 percent
The decrease in sales was primarily due to declines in “V8” vegetable juice. Sales of “V8 V-Fusion” juices and juice beverages and “V8 Splash” beverages also declined.
Operating earnings for the quarter were $20 million compared with $25 million in the prior year. The decrease in operating earnings was primarily due to cost inflation, partly offset by productivity improvements.
For the fiscal year, sales decreased 4 percent to $742 million. A breakdown of the change in sales follows:
▪Volume and mix subtracted 3 percent
▪Increased promotional spending subtracted 1 percent
Sales of “V8” vegetable juice and “V8 V-Fusion” juice and juice beverages declined, while sales of “V8 Splash” beverages increased.
Operating earnings in the fiscal year declined 10 percent to $120 million from $134 million in the prior year, reflecting the impact of lower sales and a lower gross margin percentage, partly offset by reduced advertising expenses.

Bolthouse and Foodservice
Sales for Bolthouse and Foodservice were $300 million for the fourth quarter, with the acquisition of Bolthouse Farms contributing $185 million. Sales in North America Foodservice declined 5 percent compared with a year ago. A breakdown of the change in North America Foodservice sales follows:
▪Volume and mix subtracted 7 percent
▪Decreased promotional spending added 2 percent
North America Foodservice sales decreased primarily due to volume declines in frozen soup, reflecting the loss of a major restaurant customer.
Operating earnings increased by $15 million to $25 million, reflecting the acquisition of Bolthouse Farms, which contributed $17 million, partially offset by lower earnings in North America Foodservice.
For the fiscal year, sales were $1.319 billion, with the acquisition of Bolthouse Farms contributing $756 million. North America Foodservice sales declined 8 percent to $563 million. A breakdown of the change in North America Foodservice sales follows:
▪Volume and mix subtracted 6 percent
▪Increased promotional spending subtracted 2 percent
Operating earnings for the fiscal year were $116 million compared with $85 million in the year-ago period. The increase in operating earnings was primarily due to the acquisition of Bolthouse Farms, which contributed $63 million, offset by lower earnings in North America Foodservice.
Unallocated Corporate Expenses
Unallocated corporate expenses for the quarter were $55 million compared with $36 million a year ago. The current quarter included $10 million of restructuring-related costs. The prior-year quarter included $5 million of transaction costs related to the Bolthouse Farms acquisition. Unallocated corporate expenses for the fiscal year were $260 million compared with $136 million in the prior year. The current year included $91 million of restructuring-related costs and $10 million of transaction costs related to the Bolthouse Farms acquisition. The prior year included $5 million of transaction costs related to the Bolthouse Farms acquisition. The balance of the increase for the current quarter and fiscal year was primarily due to higher incentive compensation costs.
Fiscal 2014 Guidance - Continuing Operations
In fiscal 2014, the company expects continuing operations to grow sales by 5 to 6 percent, adjusted EBIT to grow by 5 to 7 percent and adjusted EPS to grow by 3 to 5 percent. Fiscal 2014 comprises 53 weeks, one additional week compared to fiscal 2013, the benefit of which is expected to be offset by the anticipated impact of currency translation. The company expects acquisitions to contribute approximately $300 million to sales growth, 1 percent of EBIT growth and approximately $0.02 of EPS growth. In connection with the new business model in Mexico, reported sales and costs of products sold will be reduced by approximately $40 million. EPS growth reflects the impact of a significant increase in the tax rate, which is estimated to rise to approximately 31 to 32 percent.
Non-GAAP Financial Information
A detailed reconciliation of the reported financial information to the adjusted financial information is included at the end of this news release.
Conference Call
Campbell will host a conference call to discuss these results on Aug. 29, 2013, at 10:00 a.m. Eastern Daylight Time. Participants may access the call at +1 (703) 639-1328. The conference ID is 1620135. Participants should call at least ten minutes prior to the starting time. The passcode is “Campbell Soup” and the conference leader is Jennifer Driscoll. The call will also be broadcast live over the Internet at investor.campbellsoupcompany.com and can be accessed by clicking on the “News & Events” button. A recording of the call will be available approximately two hours after it is completed through midnight on Sept. 12, 2013, at +1 (703) 925-2533. The access code is 1620135. To download the new Campbell investor relations app, which offers access to SEC documents, news releases, audiocasts and more, please visit the Apple App store to download on your iPhone or iPad, or Google Play for your Android mobile device.
Reporting Segments
Campbell Soup Company earnings results are reported for the following segments:
U.S. Simple Meals aggregates the U.S. Soup and U.S. Sauces businesses. The U.S. Soup business includes the following products: “Campbell's” condensed and ready-to-serve soups, and “Swanson” broth and stocks. The U.S. Sauces business includes “Prego” pasta sauce, “Pace” Mexican sauce, “Swanson” canned poultry, “Campbell's” canned pasta, gravies, and beans, and “Plum Organics” food and snacks.
Baking and Snacking aggregates the following: “Pepperidge Farm” cookies, crackers, breads and frozen products in U.S. retail; and “Arnott's” biscuits in Australia and Asia Pacific.
International Simple Meals and Beverages aggregates the following: soup, sauce and beverage products outside of the United States, including Latin America, Asia Pacific, China and the retail business in Canada.
U.S. Beverages include the following products: “V8” vegetable juices, “V8 V-Fusion” juices and juice beverages, “V8 Splash” juice beverages, and “Campbell's” tomato juice.
Bolthouse and Foodservice includes the Bolthouse Farms and North America Foodservice businesses. Bolthouse Farms consists of the following products: super-premium refrigerated beverages, refrigerated salad dressings and carrot products, including fresh carrots, juice concentrate and fiber. North America Foodservice encompasses the distribution of products such as soup, specialty entrees, beverage products, other prepared foods and “Pepperidge Farm” products through various food service channels in the United States and Canada.
About Campbell Soup Company
Campbell Soup Company is a manufacturer and marketer of high-quality foods and simple meals, including soup and sauces, snacks and healthy beverages. Founded in 1869, the company has a portfolio of market-leading brands, including “Campbell's,” “Pepperidge Farm,” “Arnott's,” “V8,” “Bolthouse Farms,” “Plum Organics” and “Kjeldsens.” Through its corporate social responsibility program, the company strives to make a positive impact in the workplace, in the marketplace and in the communities in which it operates. Campbell is a member of the Standard & Poor's 500 and the Dow Jones Sustainability Indexes. For more information, visit www.campbellsoupcompany.com or follow company news on Twitter via @CampbellSoupCo.

Forward Looking Statements
This release contains “forward-looking statements” that reflect the company's current expectations about the impact of its future plans and performance on sales, earnings, and margins. These forward-looking statements rely on a number of assumptions and estimates that could be inaccurate and which are subject to risks and uncertainties. The factors that could cause the company's actual results to vary materially from those anticipated or expressed in any forward-looking statement include (1) the impact of strong competitive responses to the company's efforts to leverage its brand power in the market; (2) the impact of changes in consumer demand for the company's products; (3) the risks associated with trade and consumer acceptance of the company's initiatives; (4) the company's ability to realize projected cost savings and benefits; (5) the company's ability to manage changes to its business processes; (6) the practices and increased significance of certain of the company's key trade customers; (7) the impact of fluctuations in the supply or costs of energy and raw and packaging materials; (8) the impact of portfolio changes, including the Bolthouse Farms, Plum Organics and Kelsen Group acquisitions, as well as the potential sale of the European simple meals business; (9) the uncertainties of litigation; (10) the impact of changes in currency exchange rates, tax rates, interest rates, debt and equity markets, inflation rates, economic conditions and other external factors; (11) the impact of unforeseen business disruptions in one or more of the company's markets due to political instability, civil disobedience, armed hostilities, natural disasters or other calamities; and (12) other factors described in the company's most recent Form 10-K and subsequent Securities and Exchange Commission filings. The company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

#

CAMPBELL SOUP COMPANY
CONSOLIDATED STATEMENTS OF EARNINGS
(millions, except per share amounts)

	THREE MONTHS ENDED
	July 28, 2013	July 29, 2012
Net sales	$1,723	$1,519
Costs and expenses
Cost of products sold	1,100	926
Marketing and selling expenses	191	191
Administrative expenses	195	163
Research and development expenses	34	31
Other expenses	5	4
Restructuring charges	20	1
Total costs and expenses	1,545	1,316
Earnings before interest and taxes	178	203
Interest, net	30	25
Earnings before taxes	148	178
Taxes on earnings	33	54
Net earnings from continuing operations	115	124
Net earnings (loss) from discontinued operations	(275)	1
Net earnings (loss)	(160)	125
Net loss attributable to noncontrolling interests	2	2
Net earnings (loss) attributable to Campbell Soup Company	$(158)	$127
Per share - basic
Net earnings from continuing operations	$.37	$.40
Net earnings (loss) from discontinued operations	(.88)	—
Net earnings (loss) attributable to Campbell Soup Company*	$(.50)	$.40
Dividends	$.29	$.29
Weighted average shares outstanding - basic	314	315
Per share - assuming dilution
Net earnings from continuing operations	$.37	$.39
Net earnings (loss) from discontinued operations	(.87)	—
Net earnings (loss) attributable to Campbell Soup Company*	$(.50)	$.40
Weighted average shares outstanding - assuming dilution	317	317
*The sum of the individual per share amounts does not add due to rounding.
In fiscal 2013, the company recorded pre-tax restructuring charges of $20 and restructuring-related costs of $10 in Cost of products sold associated with initiatives to improve its U.S. supply chain cost structure and increase asset utilization across its U.S. thermal plant network; expand access to manufacturing and distribution capabilities in Mexico; improve its Pepperidge Farm bakery supply chain cost structure; and reduce overhead costs in North America. The aggregate impact of the restructuring initiatives was $19 after tax or $.06 per share on earnings from continuing operations.
On August 12, 2013, the company announced that it is in final and exclusive negotiations for the potential sale of its simple meals business in Europe. The results of the business are reported as discontinued operations. In the fourth quarter of fiscal 2013, the company recorded an impairment charge on the intangible assets of this business of $396 ($263 after tax or $.83 per share) in earnings from discontinued operations. In addition, the company recorded $18 in tax charges ($.06 per share) in earnings from discontinued operations representing taxes on the difference between the book value and tax basis of the business.

In fiscal 2012, the company recorded pre-tax transaction costs of $5 ($3 after tax or $.01 per share) associated with the acquisition of Bolthouse Farms, which closed on August 6, 2012. The costs are included in Other expenses in earnings from continuing operations.

CAMPBELL SOUP COMPANY
CONSOLIDATED STATEMENTS OF EARNINGS
(millions, except per share amounts)

	TWELVE MONTHS ENDED
	July 28, 2013	July 29, 2012
Net sales	$8,052	$7,175
Costs and expenses
Cost of products sold	5,140	4,365
Marketing and selling expenses	947	941
Administrative expenses	677	580
Research and development expenses	128	116
Other expenses	29	11
Restructuring charges	51	7
Total costs and expenses	6,972	6,020
Earnings before interest and taxes	1,080	1,155
Interest, net	125	106
Earnings before taxes	955	1,049
Taxes on earnings	275	325
Net earnings from continuing operations	680	724
Net earnings (loss) from discontinued operations	(231)	40
Net earnings	449	764
Net loss attributable to noncontrolling interests	9	10
Net earnings attributable to Campbell Soup Company	$458	$774
Per share - basic
Net earnings from continuing operations	$2.19	$2.30
Net earnings (loss) from discontinued operations	(.74)	.12
Net earnings attributable to Campbell Soup Company*	$1.46	$2.43
Dividends	$1.16	$1.16
Weighted average shares outstanding - basic	314	317
Per share - assuming dilution
Net earnings from continuing operations	$2.17	$2.29
Net earnings (loss) from discontinued operations	(.73)	.12
Net earnings attributable to Campbell Soup Company	$1.44	$2.41
Weighted average shares outstanding - assuming dilution	317	319
*The sum of the individual per share amounts does not add due to rounding.
In fiscal 2013, the company recorded pre-tax restructuring charges of $51 and restructuring-related costs of $91 in Cost of products sold associated with initiatives to improve its U.S. supply chain cost structure and increase asset utilization across its U.S. thermal plant network; expand access to manufacturing and distribution capabilities in Mexico; improve its Pepperidge Farm bakery supply chain cost structure; and reduce overhead costs in North America. The aggregate impact of the restructuring initiatives was $90 after tax or $.28 per share on earnings from continuing operations.
In fiscal 2013, the company recorded pre-tax transaction costs of $10 ($7 after tax or $.02 per share) associated with the acquisition of Bolthouse Farms, which closed on August 6, 2012. In fiscal 2012, the company recorded pre-tax transaction costs of $5 ($3 after tax or $.01 per share) associated with the acquisition. The costs are included in Other expenses in earnings from continuing operations.
On August 12, 2013, the company announced that it is in final and exclusive negotiations for the potential sale of its simple meals business in Europe. The results of the business are reported as discontinued operations. In the fourth quarter of fiscal 2013, the company recorded an impairment charge on the intangible assets of this business of $396 ($263 after tax or $.83 per share) in earnings from discontinued operations. In addition, the company recorded $18 in tax charges ($.06 per share) in earnings from discontinued operations representing taxes on the difference between the book value and tax basis of the business.
In fiscal 2012, the company recorded pre-tax restructuring charges of $7 ($4 after tax or $.01 per share) in earnings from continuing operations associated with the initiatives announced in June 2011 to improve supply chain efficiency, reduce overhead costs across the organization, and exit the Russian market. The company recorded pre-tax restructuring charges of $3 ($2 after tax or $.01 per share) in earnings from discontinued operations associated with the initiatives.

CAMPBELL SOUP COMPANY
CONSOLIDATED SUPPLEMENTAL SCHEDULE OF SALES AND EARNINGS
(millions, except per share amounts)

	THREE MONTHS ENDED
	July 28, 2013	July 29, 2012	Percent Change
Sales
Contributions:
U.S. Simple Meals	$493	$461	7%
Global Baking and Snacking	570	556	3%
International Simple Meals and Beverages	187	200	(7)%
U.S. Beverages	173	181	(4)%
Bolthouse and Foodservice	300	121	148%
Total sales	$1,723	$1,519	13%
Earnings
Contributions:
U.S. Simple Meals	$110	$104	6%
Global Baking and Snacking	84	83	1%
International Simple Meals and Beverages	14	18	(22)%
U.S. Beverages	20	25	(20)%
Bolthouse and Foodservice	25	10	150%
Total operating earnings	253	240	5%
Unallocated corporate expenses	55	36
Restructuring charges	20	1
Earnings before interest and taxes	178	203	(12)%
Interest, net	30	25
Taxes on earnings	33	54
Net earnings from continuing operations	115	124
Net earnings (loss) from discontinued operations	(275)	1
Net earnings (loss)	(160)	125	(228)%
Net loss attributable to noncontrolling interests	2	2
Net earnings (loss) attributable to Campbell Soup Company	$(158)	$127	(224)%
Per share - assuming dilution
Net earnings from continuing operations	$.37	$.39
Net earnings (loss) from discontinued operations	(.87)	—
Net earnings (loss) attributable to Campbell Soup Company*	$(.50)	$.40	(225)%
*The sum of the individual per share amounts does not add due to rounding.
In fiscal 2013, the company recorded pre-tax restructuring charges of $20 and restructuring-related costs of $10 in Unallocated corporate expenses associated with initiatives to improve its U.S. supply chain cost structure and increase asset utilization across its U.S. thermal plant network; expand access to manufacturing and distribution capabilities in Mexico; improve its Pepperidge Farm bakery supply chain cost structure; and reduce overhead costs in North America. The aggregate impact of the restructuring initiatives was $19 after tax or $.06 per share on earnings from continuing operations.
On August 12, 2013, the company announced that it is in final and exclusive negotiations for the potential sale of its simple meals business in Europe. The results of the business are reported as discontinued operations. In the fourth quarter of fiscal 2013, the company recorded an impairment charge on the intangible assets of this business of $396 ($263 after tax or $.83 per share) in earnings from discontinued operations. In addition, the company recorded $18 in tax charges ($.06 per share) in earnings from discontinued operations representing taxes on the difference between the book value and tax basis of the business. This business was previously included in the International Simple Meals and Beverages segment.

In fiscal 2012, the company recorded pre-tax transaction costs of $5 ($3 after tax or $.01 per share) associated with the acquisition of Bolthouse Farms, which closed on August 6, 2012. The costs are included in Unallocated corporate expenses in earnings from continuing operations.

CAMPBELL SOUP COMPANY
CONSOLIDATED SUPPLEMENTAL SCHEDULE OF SALES AND EARNINGS
(millions, except per share amounts)

	TWELVE MONTHS ENDED
	July 28, 2013	July 29, 2012	Percent Change
Sales
Contributions:
U.S. Simple Meals	$2,849	$2,726	5%
Global Baking and Snacking	2,273	2,193	4%
International Simple Meals and Beverages	869	872	—%
U.S. Beverages	742	774	(4)%
Bolthouse and Foodservice	1,319	610	116%
Total sales	$8,052	$7,175	12%
Earnings
Contributions:
U.S. Simple Meals	$731	$658	11%
Global Baking and Snacking	316	315	—%
International Simple Meals and Beverages	108	106	(16)%
U.S. Beverages	120	134	(10)%
Bolthouse and Foodservice	116	85	36%
Total operating earnings	1,391	1,298	7%
Unallocated corporate expenses	260	136
Restructuring charges	51	7
Earnings before interest and taxes	1,080	1,155	(6)%
Interest, net	125	106
Taxes on earnings	275	325
Net earnings from continuing operations	680	724
Net earnings (loss) from discontinued operations	(231)	40
Net earnings	449	764	(41)%
Net loss attributable to noncontrolling interests	9	10
Net earnings attributable to Campbell Soup Company	$458	$774	(41)%
Per share - assuming dilution
Net earnings from continuing operations	$2.17	$2.29
Net earnings (loss) from discontinued operations	(.73)	.12
Net earnings attributable to Campbell Soup Company	$1.44	$2.41	(40)%

In fiscal 2013, the company recorded pre-tax restructuring charges of $51 and restructuring-related costs of $91 in Unallocated corporate expenses associated with initiatives to improve its U.S. supply chain cost structure and increase asset utilization across its U.S. thermal plant network; expand access to manufacturing and distribution capabilities in Mexico; improve its Pepperidge Farm bakery supply chain cost structure; and reduce overhead costs in North America. The aggregate impact of the restructuring initiatives was $90 after tax or $.28 per share on earnings from continuing operations.
In fiscal 2013, the company recorded pre-tax transaction costs of $10 ($7 after tax or $.02 per share) associated with the acquisition of Bolthouse Farms, which closed on August 6, 2012. In fiscal 2012, the company recorded pre-tax transaction costs of $5 ($3 after tax or $.01 per share) associated with the acquisition. The costs are included in Unallocated corporate expenses in earnings from continuing operations.
On August 12, 2013, the company announced that it is in final and exclusive negotiations for the potential sale of its simple meals business in Europe. The results of the business are reported as discontinued operations. In the fourth quarter of fiscal 2013, the company recorded an impairment charge on the intangible assets of this business of $396 ($263 after tax or $.83 per share) in earnings from discontinued operations. In addition, the company recorded $18 in tax charges ($.06 per share) in earnings from discontinued operations representing taxes on the difference between the book value and tax basis of the business. This business was previously included in the International Simple Meals and Beverages segment.
In fiscal 2012, the company recorded pre-tax restructuring charges of $7 ($4 after tax or $.01 per share) in earnings from continuing operations associated with the initiatives announced in June 2011 to improve supply chain efficiency, reduce overhead costs across the organization, and exit the Russian market. The company recorded pre-tax restructuring charges of $3 ($2 after tax or $.01 per share) in earnings from discontinued operations associated with the initiatives.

CAMPBELL SOUP COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(millions)

	July 28, 2013	July 29, 2012
Current assets	$2,028	$1,771
Current assets held for sale	193	—
Plant assets, net	2,260	2,127
Intangible assets, net	3,318	2,509
Other assets	131	123
Non-current assets held for sale	393	—
Total assets	$8,323	$6,530
Current liabilities	$3,168	$2,070
Current liabilities held for sale	114	—
Long-term debt	2,544	2,004
Other liabilities	1,265	1,558
Non-current liabilities held for sale	22	—
Total equity	1,210	898
Total liabilities and equity	$8,323	$6,530
Total debt	$4,453	$2,790
Cash and cash equivalents	$333	$335
On August 12, 2013, the company announced that it is in final and exclusive negotiations for the potential sale of its simple meals business in Europe. The assets and liabilities of the business are reported as assets and liabilities held for sale as of July 28, 2013.

Reconciliation of GAAP to Non-GAAP Financial Measures
Fiscal Year Ended July 28, 2013
Campbell Soup Company uses certain non-GAAP financial measures as defined by the Securities and Exchange Commission in certain communications. These non-GAAP financial measures are measures of performance not defined by accounting principles generally accepted in the United States and should be considered in addition to, not in lieu of, GAAP reported measures.
Net Debt
The company believes that net debt is a non-GAAP measure that provides additional meaningful comparisons between the company's financial position at July 28, 2013 and July 29, 2012, and also a useful perspective on the financial condition of the business. Interest income earned on cash and cash equivalents partially offsets interest expense on debt. Cash and cash equivalents are available to repay outstanding debt upon maturity.
The table below summarizes information on total debt and cash and cash equivalents:

(millions)	July 28, 2013	July 29, 2012
Short-term borrowings	$1,909	$786
Long-term debt	2,544	2,004
Total debt	$4,453	$2,790
Less: Cash and cash equivalents	(333)	(335)
Net debt	$4,120	$2,455
Organic Net Sales
The company believes that organic net sales, which exclude the impact of acquisitions and currency, improves the comparability of year-to-year results. A reconciliation of net sales as reported to organic net sales follows. On August 12, 2013, the company announced that it is in final and exclusive negotiations for the potential sale of its simple meals business in Europe. The results of the business are reported as discontinued operations.

Three Months Ended
	July 28, 2013				July 29, 2012	% Change
(millions)	Net Sales, as Reported	Impact of Currency	Impact of Acquisition	Organic Net Sales	Net Sales, as Reported	Net Sales, as Reported	Organic Net Sales
U.S. Simple Meals	$493	$—	$(14)	$479	$461	7%	4%
Global Baking and Snacking	570	13	—	583	556	3%	5%
International Simple Meals and Beverages	187	4	—	191	200	(7)%	(5)%
U.S. Beverages	173	—	—	173	181	(4)%	(4)%
Bolthouse and Foodservice	300	—	(185)	115	121	148%	(5)%
Total Net Sales	$1,723	$17	$(199)	$1,541	$1,519	13%	1%
Net sales included in discontinued operations	$98				$94
Combined Net Sales	$1,821				$1,613	13%

Year Ended
	July 28, 2013				July 29, 2012	% Change
(millions)	Net Sales, as Reported	Impact of Currency	Impact of Acquisition	Organic Net Sales	Net Sales, as Reported	Net Sales, as Reported	Organic Net Sales
U.S. Simple Meals	$2,849	$—	$(14)	$2,835	$2,726	5%	4%
Global Baking and Snacking	2,273	10	—	2,283	2,193	4%	4%
International Simple Meals and Beverages	869	3	—	872	872	—%	—%
U.S. Beverages	742	—	—	742	774	(4)%	(4)%
Bolthouse and Foodservice	1,319	—	(756)	563	610	116%	(8)%
Total Net Sales	$8,052	$13	$(770)	$7,295	$7,175	12%	2%
Net sales included in discontinued operations	$532				$532
Combined Net Sales	$8,584				$7,707	11%
Items Impacting Earnings
The company believes that financial information excluding certain transactions that are not considered to be part of the ongoing business, or that excludes the impact of acquisitions and divestitures, improves the comparability of year-to-year results. Consequently, the company believes that investors may be able to better understand its earnings results excluding these transactions.

The following items impacted earnings:
(1) In the fourth quarter of fiscal 2013, the company recorded pre-tax restructuring charges of $20 million and restructuring-related costs of $10 million in Cost of products sold associated with initiatives to improve its U.S. supply chain cost structure and increase asset utilization across its U.S. thermal plant network; expand access to manufacturing and distribution capabilities in Mexico; improve its Pepperidge Farm bakery supply chain cost structure; and reduce overhead in North America. The aggregate impact of the restructuring initiatives was $19 million after tax or $.06 per share on earnings from continuing operations. The aggregate impact of the restructuring initiatives on fiscal 2013 was pre-tax restructuring charges of $51 million and restructuring-related costs of $91 million in Cost of products sold (aggregate impact of $90 million after tax or $.28 per share on earnings from continuing operations).
In fiscal 2012, the company recorded pre-tax restructuring charges of $7 million ($4 after tax or $.01 per share) in earnings from continuing operations associated with initiatives announced in June 2011 to improve supply chain efficiency, reduce overhead costs across the organization, and exit the Russian market. The company recorded pre-tax restructuring charges of $3 million ($2 million after tax or $.01 per share) in earnings from discontinued operations associated with the initiatives.
(2) In the fourth quarter of fiscal 2012, the company announced its intent to acquire Bolthouse Farms. In the first quarter of fiscal 2013, the company incurred transaction costs of $10 million ($7 million after tax or $.02 per share) associated with the acquisition, which closed on August 6, 2012. In the fourth quarter of fiscal 2012, the company incurred transaction costs of $5 million ($3 million after tax or $.01 per share) associated with the acquisition. The costs are included in earnings from continuing operations.
(3) The Bolthouse Farms and Plum Inc. contributed $14 million to earnings before interest and taxes in the fourth quarter of fiscal 2013. For the year ended July 28, 2013, the acquisitions contributed $60 million to earnings before interest and taxes.
(4) On August 12, 2013, the company announced that it is in final and exclusive negotiations for the potential sale of its simple meals business in Europe. The results of the business are reported as discontinued operations. In the fourth quarter of fiscal 2013, the company recorded an impairment charge on the intangible assets of this business of $396 million ($263 million after tax or $.83 per share) in earnings from discontinued operations. In addition, the company recorded $18 million in tax charges ($.06 per share) in earnings from discontinued operations representing taxes on the difference between the book value and tax basis of the business.
The tables below reconcile financial information, presented in accordance with GAAP, to financial information excluding certain transactions:

	Three Months Ended
(millions, except per share amounts)	July 28, 2013	July 29, 2012	Percent Change
Gross margin, as reported	$623	$593
Add: Restructuring-related costs (1)	10	—
Adjusted Gross margin	$633	$593	7%
Adjusted Gross margin percentage	36.7%	39.0%
Earnings before interest and taxes, as reported	$178	$203
Add: Restructuring charges and related costs (1)	30	—
Add: Acquisition transaction costs (2)	—	5
Adjusted Earnings before interest and taxes	$208	$208	—%
Interest, net, as reported	$30	$25
Adjusted Earnings before taxes	$178	$183
Taxes on earnings, as reported	$33	$54
Add: Tax benefit from restructuring charges and related costs (1)	11	—
Add: Tax benefit from acquisition transaction costs (2)	—	2
Adjusted Taxes on earnings	$44	$56
Adjusted effective income tax rate	24.7%	30.6%
Net Earnings from continuing operations, as reported	$115	$124
Deduct: Net loss from noncontrolling interests	(2)	(2)
Net Earnings from continuing operations attributable to Campbell Soup Company	$117	$126
Add: Net adjustment from restructuring charges and related costs (1)	19	—
Add: Net adjustment from acquisition transaction costs (2)	—	3
Adjusted Net earnings from continuing operations	$136	$129	5%
Net earnings (loss) from discontinued operations, as reported	$(275)	$1
Add: Net impairment on European business (4)	263	—
Add: Tax expense on book and tax differences (4)	18	—
Adjusted Net earnings from discontinued operations	$6	$1
Adjusted Net earnings attributable to Campbell Soup Company	$142	$130	9%
Diluted earnings per share - continuing operations, as reported	$.37	$.39
Add: Net adjustment from restructuring charges and related costs (1)	.06	—
Add: Net adjustment from acquisition transaction costs (2)	—	.01
Adjusted Diluted earnings per share - continuing operations	$.43	$.40	8%
Diluted earnings (loss) per share - discontinued operations, as reported	$(.87)	$—
Add: Net impairment on European business (4)	.83	—
Add: Tax expense on book and tax differences (4)	.06	—
Adjusted Diluted earnings per share - discontinued operations	$.02	$—

Diluted net earnings (loss) per share attributable to Campbell Soup Company, as reported*	$(.50)	$.40
Add: Net adjustment from restructuring charges and related costs (1)	.06	—
Add: Net adjustment from acquisition transaction costs (2)	—	.01
Add: Net impairment on European business (4)	.83	—
Add: Tax expense on book and tax differences (4)	.06	—
Adjusted Diluted net earnings per share attributable to Campbell Soup Company	$.45	$.41	10%
*The sum of the individual per share amounts does not add due to rounding.

	Year Ended
(millions, except per share amounts)	July 28, 2013	July 29, 2012	Percent Change
Gross margin, as reported	$2,912	$2,810
Add: Restructuring-related costs (1)	91	—
Adjusted Gross margin	$3,003	$2,810	7%
Adjusted Gross margin percentage	37.3%	39.2%
Earnings before interest and taxes, as reported	$1,080	$1,155
Add: Restructuring charges and related costs (1)	142	7
Add: Acquisition transaction costs (2)	10	5
Adjusted Earnings before interest and taxes	$1,232	$1,167	6%
Interest, net, as reported	$125	$106
Adjusted Earnings before taxes	$1,107	$1,061
Taxes on earnings, as reported	$275	$325
Add: Tax benefit from restructuring charges and related costs (1)	52	3
Add: Tax benefit from acquisition transaction costs (2)	3	2
Adjusted Taxes on earnings	$330	$330
Adjusted effective income tax rate	29.8%	31.1%
Net Earnings from continuing operations, as reported	$680	$724
Deduct: Net loss from noncontrolling interests	(9)	(10)
Net Earnings from continuing operations attributable to Campbell Soup Company	689	734
Add: Net adjustment from restructuring charges and related costs (1)	90	4
Add: Net adjustment from acquisition transaction costs (2)	7	3
Adjusted Net earnings from continuing operations	$786	$741	6%
Net Earnings (loss) from discontinued operations, as reported	$(231)	$40
Add: Net adjustment from restructuring charges and related costs (1)	—	2
Add: Net impairment on European business (4)	263	—
Add: Tax expense on book and tax differences (4)	18	—
Adjusted Net earnings from discontinued operations	$50	$42	19%
Adjusted Net earnings attributable to Campbell Soup Company	$836	$783	7%

Diluted earnings per share - continuing operations, as reported	$2.17	$2.29
Add: Net adjustment from restructuring charges and related costs (1)	.28	.01
Add: Net adjustment from acquisition transaction costs (2)	.02	.01
Adjusted Diluted earnings per share - continuing operations*	$2.48	$2.31	7%
Diluted earnings (loss) per share - discontinued operations, as reported	$(.73)	$.12
Add: Net adjustment from restructuring charges and related costs (1)	—	.01
Add: Impairment on European business (4)	.83	—
Add: Tax expense on book and tax differences (4)	$.06	$—
Adjusted Diluted earnings per share - discontinued operations	$.16	$.13	23%
Diluted net earnings per share attributable to Campbell Soup Company, as reported	$1.44	$2.41
Add: Net adjustment from restructuring charges and related costs (1)	.28	.02
Add: Net adjustment from acquisition transaction costs (2)	.02	.01
Add: Net impairment on European business (4)	.83	—
Add: Tax expense on book and tax differences (4)	.06	—
Adjusted Diluted net earnings per share attributable to Campbell Soup Company*	$2.64	$2.44	8%
*The sum of the individual per share amounts does not add due to rounding.

Adjusted Earnings Before Interest and Taxes on a Combined Basis (Continuing Operations and Discontinued Operations)

	Three Months Ended
(millions, except per share amounts)	July 28, 2013	July 29, 2012	Percent Change
Adjusted Earnings before interest and taxes	$208	$208
Earnings (loss) before interest and taxes included in discontinued operations	(387)	—
Add: Impairment on European business (4)	396	—
Adjusted Earnings before interest and taxes - discontinued operations	$9	$—
Adjusted Combined earnings before interest and taxes	$217	$208	4%

	Year Ended
(millions, except per share amounts)	July 28, 2013	July 29, 2012	Percent Change
Adjusted Earnings before interest and taxes	$1,232	$1,167
Earnings (loss) before interest and taxes included in discontinued operations	(331)	57
Add: Restructuring charges (1)	—	3
Add: Impairment on European business (4)	396	—
Adjusted Earnings before interest and taxes - discontinued operations	$65	$60
Adjusted Combined earnings before interest and taxes	$1,297	$1,227	6%

Adjusted Earnings Before Interest and Taxes Excluding Acquisitions

	Three Months Ended
(millions, except per share amounts)	July 28, 2013	July 29, 2012	Percent Change
Adjusted Earnings before interest and taxes	$208	$208
Deduct: Bolthouse and Plum earnings (3)	(14)	—
Adjusted Earnings before interest and taxes, less acquisition	$194	$208	(7)%

	Year-to-Date
(millions, except per share amounts)	July 28, 2013	July 29, 2012	Percent Change
Adjusted Earnings before interest and taxes	$1,232	$1,167
Deduct: Bolthouse and Plum earnings (3)	(60)	—
Adjusted Earnings before interest and taxes, less acquisition	$1,172	$1,167	—%